Exhibit 8.1

                , 2005

Saba Software, Inc.

2400 Bridge Parkway

Redwood Shores, California 94065-1166

Ladies and Gentlemen:

This opinion is being delivered to you pursuant to Section 6.3(e) of the Agreement and Plan of Reorganization dated as of October 5, 2005 (the “Agreement”), by and among Saba Software, Inc., a Delaware corporation (“Parent”), Spruce Acquisition Corporation, a Delaware corporation and a wholly-owned direct subsidiary of Parent (“Merger Sub 1”), Spruce Acquisition, LLC, a Delaware limited liability company and a wholly-owned direct subsidiary of Parent (“Merger Sub 2”), and Centra Software, Inc., a Delaware corporation (“Company”). Pursuant to the Agreement, Merger Sub 1 will merge with and into the Company, with the Company surviving the merger (the “Merger”) and, immediately after the Merger, the Company will be merged with and into Merger Sub 2 (the “Second Step Merger” and, together with the Merger, the “Mergers”). The Mergers are described in the Registration Statement on Form S-4 (the “Registration Statement”) of Parent which includes the Joint Proxy Statement/Prospectus of the Company and Parent. Unless otherwise indicated, any capitalized terms used herein and not otherwise defined have the meaning ascribed to them in the Agreement.

In connection with this opinion, we have examined and are familiar with the Agreement, the Registration Statement, and such other presently existing documents, records and matters of law as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed (i) that the Mergers will be consummated in the manner contemplated by the Registration Statement and in accordance with the Agreement, without waiver or modification of the material terms and conditions thereof, (ii) the truth and accuracy, on the date of the Agreement and on the date hereof, of the representations and warranties made by Parent and the Company in the Agreement, (iii) the truth and accuracy of the officer’s certificates dated         , 2005 (the “Officer’s Certificates”) provided to us by Parent and the Company for use in preparing our opinion, and (iv) that any representation in an Officer’s Certificate made “to the knowledge” or similarly qualified is correct without such qualification.

Saba Software, Inc.

            , 2005

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The conclusion expressed herein represents our judgment of the proper treatment of certain aspects of the Mergers under the income tax laws of the United States based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, rulings and other pronouncements of the Internal Revenue Service (the “IRS”) currently in effect, and judicial decisions, all of which are subject to change, prospectively or retroactively. No assurance can be given that such changes will not take place, or that such changes would not affect the conclusion expressed herein. Furthermore, our opinion represents only our best judgment of how a court would conclude if presented with the issues addressed herein and is not binding upon either the IRS or any court. Thus, no assurance can be given that a position taken in reliance on our opinion will not be challenged by the IRS or rejected by a court.

Our opinion relates solely to the tax consequences of the Mergers under the federal income tax laws of the United States, and we express no opinion (and no opinion should be inferred) regarding the tax consequences of the Mergers under the laws of any other jurisdiction. This opinion addresses only the specific issue set forth below, and does not address any other tax consequences that may result from the Mergers or any other transaction (including any transaction undertaken in connection with the Mergers).

No opinion is expressed as to any transaction other than the Mergers as described in the Agreement or as to any transaction whatsoever, including the Mergers, if all of the transactions described in the Agreement are not consummated in accordance with the terms of the Agreement and without waiver or breach of any material provision thereof, or if all the representations, warranties, statements and assumptions upon which we rely are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we rely to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

Based upon and subject to the foregoing, we are of the opinion that the Merger and the Second Step Merger, taken together, will constitute a “reorganization” within the meaning of Section 368(a) of the Code, and each of Parent and the Company will be “a party to a reorganization” within the meaning of Section 368(b) of the Code.

This opinion is being delivered to you pursuant to Section 6.3(e) of the Agreement and may not be relied upon for any other purpose. Although you (and each of your employees, representatives, or other agents) may disclose to any and all persons, without limitation of any kind, the United States federal tax treatment and United States federal tax structure of the Mergers and all materials of any kind that were provided to you by us relating to such tax treatment and tax structure, this opinion is intended solely for your benefit. You may not authorize any other person or

Saba Software, Inc.

            , 2005

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entity to rely on this opinion, or otherwise make this opinion available for the benefit of any other person or entity, without our prior written consent. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Joint Proxy Statement/Prospectus and to the reference to our firm under the headings “Material United States Federal Income Tax Consequences of the Merger” and “Legal Matters” in the Joint Proxy Statement/Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

Morrison & Foerster LLP